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                                July 11, 1996


NetStar, Inc.
10250 Valley View Road, Suite 113
Eden Prairie, Minnesota 55344

Attn:   President

    Re: Merger pursuant to Agreement and Plan of Merger among Ascend Communications, Inc., Nebula Acquisition Corporation and NetStar, Inc.

Ladies and Gentlemen:

        This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to he Agreement and Plan of Merger dated May 30, 1996, (the "Agreement"), by and among Ascend Communications, Inc., a Delaware corporation ("Ascend"), Nebula Acquisition Corporation, a Minnesota corporation and wholly-owned subsidiary of Ascend ("Sub") and NetStar, Inc., a Minnesota corporation (the "Company"). Pursuant to such Agreement, Sub will merge with and into the Company (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement or in the letters delivered to Hale and Dorr by Ascend and the Company containing certain representations of Ascend and the Company relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        In our capacity as counsel to the Company in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Agreement, the Registration Statement, the Representation Letters, and such other documents as we considered relevant to analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, and the genuineness of signatures. We have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement or documents, and that the Merger will be
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NetStar, Inc.
July 11, 1996
Page 2


consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification or any such terms and conditions. Furthermore, we have assumed that all representations contained in the Agreement, the Registration Statement, as well as those representations contained in the Representations Letters and other documents are, and at the Effective Time will be true and complete in all material respects. We have also assumed that all representations made in any of the documents referred to herein "to the knowledge of", or similarly qualified, of any person or party are correct without such qualification. We have also assumed that as to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement. We have not attempted to verify independently such representations.

        The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the income tax laws of the United States.

        Our opinions represent our best judgment as to how a court would decide if presented with the issues addressed herein and are not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinions will not be challenged by the IRS or rejected by a court.

        This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to Shareholders of the Company that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for Company stock.
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NetStar, Inc.
July 11, 1996
Page 3


        On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that:

        1. The Merger will constitute a reorganization within the meaning of Section 368(a).

        2. No gain or loss will be recognized by the holders of NetStar Common Stock upon the receipt of Ascend Common Stock solely in exchange for NetStar Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares);

        3. The aggregate tax basis of the Ascend Common Stock to be received by the NetStar stockholders in the Merger (including any fractional share of Ascend Common Stock not actually received) will be the same as the basis of the NetStar Common Stock surrendered in exchange therefor;

        4. The holding period of the Ascend Common Stock received by each NetStar stockholder in the Merger will include the period during which the NetStar Common Stock surrendered in exchange therefor was held, provided that the NetStar Common Stock so surrendered is held as a capital asset at the Effective Time;

        5. Cash payments received by NetStar stockholders in lieu of receipt of fractional shares of Ascend Common Stock will be treated as received in redemption of such fractional shares, subject to the provisions of Section 302, as if such fractional shares had been issued in the Merger and then redeemed by Ascend for cash;

        6. A NetStar stockholder who exercises dissenters' rights with respect to such stockholder's NetStar Common Stock and receives payment for such shares in cash will generally recognize gain or loss measured by the difference between the stockholder's basis in such shares and the amount of cash received if, as a result of such exercise, the stockholder exercising dissenters' rights owns no shares of Ascend Common Stock (either actually or constructively within the meaning of Section 318); and

        7. No gain or loss will be recognized by Ascend, Sub or NetStar as a result of the Merger.

        In rendering this opinion, we have assumed that Gray Cary Ware & Freidenrich has delivered, and has not withdrawn, a tax opinion in similar form and substantially identical in substance to this opinion. No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth
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NetStar, Inc.
July 11, 1996
Page 4



herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

        This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hale and Dorr

HALE AND DORR